Exhibit 10-1

AMENDED AND RESTATED POWER PURCHASE AGREEMENT

As Amended and Restated as of April 30, 2004

Between

Exelon Generation Company, LLC

and

Commonwealth Edison Company

Table of Contents

1. Definitions and Interpretation	1
(a) Definitions	1
(b) Interpretation	5
(c) Titles and Headings	5
2. Term	5
(a) Term	5
(b) Provisions Surviving Termination	5
(c) Pricing Term	5
3. Products	5
(a) Electric Energy	6
(b) Capacity	6
(c) Ancillary Services	6
(d) Black Start Capability and Service	6
(e) Procurement	6
4. Transmission	6
(a) Network Transmission Service Procurement	6
(b) Fixed Transmission Rights	6
5. Operating Procedures	7
6. Deliveries and Title	7
7. Billing	7
(a) Invoices	7
(b) Disputes	7
(c) Offsetting Charges	8
(d) Records; Inspection	8
8. Compensation	8
(a) Energy	8
(b) Capacity	9
(c) Ancillary Services	9
(d) Black Start Service	9
(e) PJM Invoice	10
(f) Decommissioning Costs	10
9. Limitation of Liability	10
10. Assignment	10

i

11. Default; Termination and Remedies	11
(a) ExGen’s Default	11
(b) ComEd’s Default	11
(c) Remedies and Remedies Cumulative	12
12. Representations and Warranties	12
(a) Representations and Warranties of ExGen	12
(b) Representations and Warranties of ComEd	13
13. Indemnification	13
14. Notices	14
15. Disagreements	15
(a) Administrative Committee Procedure	15
(b) Arbitration	15
(c) Obligations to Pay Charges and Perform	17
(d) Preliminary Injunctive Relief	17
(e) Settlement Discussions	17
16.Governing Law	17
17.No Third Party Beneficiaries	17
18.Partial Invalidity	17
19.Waivers	18
20.WAIVER OF JURY TRIAL	18
21.Amendments	18
22.Entire Agreement and Amendments	19

APPENDIX:

Appendix A: Prices from Effective Date through December 31, 2004

Appendix B: Prices from January 1, 2005 through December 31, 2005

Appendix C: Prices from January 1, 2006 through December 31, 2006

ii

AMENDED AND RESTATED POWER PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED POWER PURCHASE AGREEMENT (this “Agreement”) is entered into this 30th day of April, 2004 and will be effective as of the Effective Date, as defined herein, between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“ExGen”), and COMMONWEALTH EDISON COMPANY, an Illinois corporation (“ComEd”), amends and restates the Power Purchase Agreement dated January 1, 2001 (“Initial Agreement”) and amends and restates and incorporates herein provisions of the Ancillary and Other Control Area Services Resource Purchase Agreement entered into on or about January 1, 2001 (“Ancillary Agreement”);

W I T N E S S E T H:

     WHEREAS, ComEd desires to receive and purchase, and ExGen desires to deliver and sell, electric energy, capacity and ancillary services as necessary to meet ComEd’s requirements to serve its retail and wholesale customers as provided for under the terms and conditions set forth herein; and

     WHEREAS, ComEd intends to become a member of PJM, to transfer functional control of its transmission system to PJM and to participate in the PJM Interchange Energy Market and certain other PJM markets; and

     WHEREAS, the parties desire to amend and restate the Initial Agreement and the Ancillary Agreement to establish pricing, terms and conditions for the purchase and sale of electric energy and related capacity and ancillary services in 2005 and 2006 and to comply with the requirements of PJM.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Definitions and Interpretation

     (a) Definitions. As used in this Agreement, (i) the terms set forth below in this Section 1(a) shall have the respective meanings so set forth and (ii) the terms defined elsewhere in this Agreement shall have the meanings therein so specified.

     “Ancillary Services” has the meaning specified in the PJM OATT.

     “Bankruptcy” means any case, action or proceeding under any bankruptcy, reorganization, debt arrangement, insolvency or receivership law or any dissolution or liquidation proceeding commenced by or against a Person and, if such case, action or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in an order for relief or shall remain undismissed for 90 days.

     “Black Start Service” has the meaning specified in the PJM OATT.

     “Business Day” means each weekday (Monday through Friday), excluding NERC defined holidays.

     “Capacity” means Capacity Credits or Capacity Resources or a combination thereof.

     “Capacity Credits” has the meaning specified in the Reliability Assurance Agreement.

     “Capacity Resources” has the meaning specified in the Reliability Assurance Agreement.

     “Change of Law” means the adoption, promulgation, modification or reinterpretation by a Governmental Authority of any law, rule, regulation, ordinance, order or other Requirement of Law that occurs subsequent to the date of execution of this Agreement.

     “ComEd Event of Default” has the meaning specified in Section 11(b).

     “Concluding Term” means the period from January 1, 2005 through December 31, 2006.

     “CPT” means Central Prevailing Time.

     “Day 2” means the moment at which the ComEd control area is integrated into the PJM Interchange Energy Market.

     “Default Rate” means (i) the “Prime Rate” as published from time to time in the “Money Rates” section of The Wall Street Journal plus (ii) 1.0% (100 basis points) per annum.

     “Delivery Point” means the “ComEd Zone” as defined by PJM.

     “Effective Date” means the date on which Day 2 occurs.

     “Electric Energy” means three-phase, sixty-cycle alternating current electric energy, expressed in megawatt hours.

     “Electric Energy Prices” has the meaning specified in Appendix A.

     “ExGen Event of Default” has the meaning specified in Section 11(a).

     “FERC” means the Federal Energy Regulatory Commission.

     “FTRs” means Fixed Transmission Rights as defined by PJM, or any product that either replaces FTRs or is in addition to FTRs, used to mitigate congestion risk.

     “Governmental Authority” means any foreign, federal, state, local or other governmental authority or regulatory agency, commission, department, or other governmental subdivision, court, tribunal or body.

     “HEP” means ComEd’s retail Rate HEP, Hourly Energy Pricing, as on file with the Illinois Commerce Commission.

     “ICC” means the Illinois Commerce Commission.

     “Initial Term” means the period from the Effective Date through December 31, 2004.

     “MEP” means ComEd’s retail Rate MEP, Monthly Energy Pricing, as may be on file with the Illinois Commerce Commission.

     “MVEC” means Market Value Energy Charges as determined in accordance with ComEd’s Rate CTC-Customer Transition Charge, Rider CTC-MY-Customer Transition Charge Multi-Year and Rider PPO-Power Purchase Option (Market Index) as on file or as may be filed with the Illinois Commerce Commission.

     “NERC” means the North American Electric Reliability Council, its successor or the Regional Reliability Council of NERC to which ComEd is a member.

     “Network Transmission Service” means Network Integration Transmission Service, or any successor service, as defined by the PJM OATT or any successor tariff under which service is provided over the ComEd transmission system.

     “Off-Peak Period” means any time that is not an On-Peak Period or a Partial-Peak Period.

     “On-Peak Period” means, with respect to each Business Day, the time from Hour Ending 0700 CPT through Hour Ending 2200 CPT.

     “Partial-Peak Period” means, with respect to each day that is not a Business Day, the time from Hour Ending 0700 CPT through Hour Ending 2200 CPT.

     “Party” shall mean each, and “Parties” shall mean all, of ExGen and its successors and permitted assigns and ComEd and its successors and permitted assigns.

     “Person” means any natural person, corporation, partnership, firm, association, trust, unincorporated organization, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

     “PJM” means PJM Interconnection L.L.C., a Delaware limited liability company.

     “PJM OATT” means the PJM Open Access Transmission Tariff, or its successor.

     “Prudent Utility Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the United States of America during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. “Prudent Utility Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the electric utility industry in the United States of America.

     “Reliability Assurance Agreement” means the PJM Reliability Assurance Agreement applicable to ComEd.

     “Requirement of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any federal, state, local or other governmental authority or regulatory body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or an applicable tariff filed with any federal, state, local or other governmental authority or regulatory body.

     “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, property, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amount with respect thereto.

     “Term” has the meaning specified in Section 2.

     (b) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document, instrument or tariff means such agreement, document, instrument or tariff as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (v) reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (vii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.

     (c) Titles and Headings. Section and Appendix titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

2. Term

     (a) Term. This Agreement shall have a term (the “Term”) commencing on the Effective Date and ending on December 31, 2006, unless terminated earlier as provided in Section 11(c).

     (b) Provisions Surviving Termination. The provisions of Sections 7(d) (Records; Inspection), 9 (Limitation of Liability), 11 (Default, Termination and Remedies), 13 (Indemnification) and 15 (Disagreements) shall survive any termination of this Agreement.

     (c) Pricing Term. The Parties agree that the pricing herein shall not set a binding precedent for the prices established with respect to any power and energy services procured by ComEd to meet its retail and wholesale load serving obligations after 2006, nor shall this Agreement bind the Parties to transact for similar arrangements with each other subsequent to 2006.

3. Product

     For the Term, ExGen shall provide to ComEd, and ComEd shall purchase from ExGen, Electric Energy, Capacity, Ancillary Services and Black Start Service as

provided for herein. The Parties agree that ExGen will only be excused from its obligations to provide such products to ComEd if so directed by PJM, or the system operator equivalent, or any authorized Governmental Authority due to system emergencies.

     (a) Electric Energy. ExGen will sell and deliver at the Delivery Point, and ComEd will accept and purchase, an amount of Electric Energy as required for ComEd to fulfill its obligation to provide Electric Energy to its retail and wholesale customers (after taking into account deliveries from other Persons of Electric Energy that ComEd is required to accept under any Requirement of Law).

     (b) Capacity. ExGen will sell and make available, and ComEd will accept and purchase, the amount of Capacity necessary for ComEd to fulfill its Capacity obligation as defined by PJM to meet its retail and wholesale load obligations (after taking into account deliveries from other Persons of Capacity that ComEd is required to accept under any Requirement of Law).

     (c) Ancillary Services. ComEd will purchase directly from PJM all Ancillary Services determined by PJM to be necessary in order for ComEd to meet its retail and wholesale load obligations, unless otherwise directed by ExGen, which retains the right to cause ComEd to purchase such services, in whole or in part, from ExGen or any other third party, including PJM.

     (d) Black Start Service. ComEd will purchase directly from PJM all Black Start Service determined by PJM to be necessary in order for ComEd to meet its retail and wholesale load obligations, unless otherwise directed by ExGen, which retains the right to cause ComEd to purchase such services, in whole or in part, from ExGen or any other third party, including PJM.

     (e) Procurement. ExGen will fulfill its obligations to ComEd under this Agreement through a supply portfolio that includes, but will not be limited to, owned, contracted and market resources. ExGen, at its own discretion, will determine the composition of this supply portfolio.

4. Transmission

     (a) Network Transmission Service Procurement. ComEd shall procure any Network Transmission Service required to fulfill its retail and wholesale load obligations.

     (b) Fixed Transmission Rights. ComEd will assign to ExGen, in accordance with PJM procedures, any FTRs obtained by ComEd, including but not limited to, FTRs obtained as a result of ComEd’s retail and wholesale obligations, ComEd’s Network Transmission Service position and ExGen’s Capacity Resources. If FTRs are not assignable, ExGen will act as ComEd’s agent regarding the disposition of FTRs. In either case, ExGen will manage the designation and the use of these FTRs for ComEd. ExGen will receive all the financial benefits and pay all the associated costs, including the distribution of excess transmission congestion charges, associated with the ownership of these FTRs.

5. Operating Procedures

     ComEd and ExGen will jointly develop operating procedures and processes (“Operating Procedures”) that will cover the protocol under which the Parties will perform their respective obligations under this Agreement. Such procedures and processes will include, but will not be limited to: (1) forecasting and scheduling, (2) utilization of ComEd’s curtailable load resources, (3) network resource designation, (4) billing, (5) procedures for bidding in generation and load into PJM and (6) mutual support for providing information as may be required to PJM, NERC or any Governmental Authority, as required or considered necessary by ExGen or ComEd.

6. Deliveries and Title

     ExGen shall deliver Electric Energy, and other products where applicable, to ComEd and title to such Electric Energy and other products shall pass to ComEd at the Delivery Point.

7. Billing

     (a) Invoices.

     (i) Within ten days after the end of each calendar month, ExGen shall render an invoice to ComEd setting forth (a) all amounts due to ExGen pursuant to this Agreement for the immediately preceding calendar month and all amounts remaining unpaid from previous calendar months and (b) the amount, if any, by which the amount set forth pursuant to clause (a) has been reduced as a result of an offset calculated in accordance with Section 7(c). Failure by ExGen to render an invoice within such ten-day period shall not preclude ExGen from subsequently rendering an invoice for the relevant calendar month.

     (ii) ComEd shall pay any balance set forth in any such invoice by wire transfer of immediately available funds to the account specified in the invoice within ten days after receipt of the invoice, subject to the provisions of Section 7(b).

     (b) Disputes. Within ten days after receiving an invoice pursuant to Section 7(a), ComEd may by written notice to ExGen dispute, in good faith, any amount set forth in such invoice, provided that ComEd shall pay all undisputed amounts in accordance with Section 7(a)(ii). If the dispute relates to any charge payable by ComEd to ExGen hereunder, and such dispute its not resolved by the Parties within five days of the receipt of written notice by ExGen, then the dispute shall be resolved as provided in Section 15. If the dispute (or any portion thereof) is resolved against ComEd, ComEd shall within three days of the date of such resolution pay to ExGen amounts corresponding to such portion of the dispute which has been resolved against ComEd plus interest on such amounts from the date payable pursuant to Section 7(a) through the date paid at the Default Rate.

     (c) Offsetting Charges. Each Party shall have the right to set-off against amounts payable to the other Party (i) any amounts paid by such Party for, or on behalf of, such other Party, (ii) any amounts due such Party from such other Party, whether under this Agreement or otherwise, and (iii) any overpayment by such Party to such other Party which is either undisputed by such other Party or which has been determined to constitute an overpayment in accordance with Section 7(b).

     (d) Records; Inspection.

     (i) Each Party shall keep and maintain all records as may be necessary or useful in performing or verifying any calculations or charges made pursuant to this Agreement, or in verifying such Party’s performance hereunder. All such records shall be retained by each Party for at least three calendar years following the calendar year in which such records were created. Each Party shall make such records available to the other Party for inspection and copying at the other Party’s expense, upon reasonable notice during such Party’s regular business hours. Each Party and its agents, including auditors, shall have the right, upon thirty days written notice prior to the end of an applicable three calendar year period to request copies of such records. Each Party shall provide such copies, at the other Party’s expense, within thirty days of receipt of such notice or shall make such records available to the other Party and its agents, including auditors, in accordance with the foregoing provisions of this Section.

     (ii) Each Party (and its representative(s)) shall have the right, at its sole expense, upon reasonable notice and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation relating to charges under this Agreement.

8. Compensation

     (a) Energy

     (i) During the Initial Term for Electric Energy sold to ComEd under this Agreement for Peak, Partial-Peak and Off-Peak Periods, ComEd shall pay ExGen in each month an amount equal to the product of the number of megawatt-hours delivered to ComEd during each such period multiplied by the respective price per megawatt hour for each such period in the applicable calendar month as shown in Appendix A.

     (ii) In respect of each calendar month during the Concluding Term, ComEd shall pay ExGen for Electric Energy sold to ComEd under this Agreement to meet ComEd’s obligations to serve its retail and wholesale customers, except for such customers taking service under the retail Rates HEP or MEP, an amount established consistent with “the through the transition period” Multi-Year MVECs established on or about April 1, 2003 for 2005 and 2006, including all adders in accordance with Rider CTC-MY-Customer Transition Charge-Multi-Year, as on file with the ICC. The price will reflect delivery at the Delivery Point. Initially determined prices are shown in Appendixes B and C. Prices may be further adjusted to ensure consistency between the prices herein and the MVEC prices in the event such MVEC prices are further adjusted to reflect requirements imposed by PJM or as part of FERC’s standard market design that result in costs or credits not represented in the MVEC methodology. Such MVEC prices shall be the basis to set monthly On-Peak, Partial-Peak and Off-Peak Energy Prices for the Concluding Term in this Agreement. For Electric Energy required to serve ComEd customers taking service under Rates HEP and MEP or their successor tariffs during the Concluding Term, Electric Energy prices equal to the energy prices found in those tariffs, including any administrative adders, adjusted as necessary for receipt at the Delivery Point, shall apply.

     (b) Capacity

     (i) The charges for Capacity provided by ExGen to ComEd during the Initial Term are contained within the Electric Energy Prices in Appendix A.

     (ii) ComEd shall pay ExGen a price for Capacity during the Concluding Term equal to the 2005 and 2006 price for Capacity as reflected in the capacity adjustments made to the through the transition period multi-year MVEC established on or about April 1, 2003.

     (c) Ancillary Services.

     (i) Charges for Ancillary Services provided by ExGen, excluding Black Start Service, to ComEd during the Initial Term are contained within the Electric Energy Prices in Appendix A.

     (ii) For Ancillary Services provided to ComEd directly from ExGen during the Concluding Term, ComEd shall pay ExGen for such Ancillary Services at the price as determined by PJM, whether such charges are based on tariff or market rates.

     (d) Black Start Service.

     (i) Notwithstanding ComEd’s limited authority to purchase Black Start Service directly from PJM pursuant to Section 3(d) herein, ComEd shall pay to ExGen $35,976.67 monthly for Black Start Service during the Initial Term. ExGen shall reimburse ComEd for Black Start Service payments made directly to PJM and ComEd shall receive such reimbursements as an adjustment to ExGen’s invoices in accordance with Section 8(e)(i).

     (ii) For Black Start Service provided to ComEd directly from ExGen during the Concluding Term, ComEd shall pay ExGen the price as determined by PJM, whether such charges are based on tariff or market rates.

     (e) PJM Invoices

     (i) During the Initial Term, ComEd shall be responsible for amounts invoiced directly by PJM to ComEd. In the event ComEd’s invoice from PJM includes charges or credits for services or products that are related to ComEd’s Capacity, Electric Energy, Ancillary Service or Black Start Service consumption from or supply to PJM (e.g., Congestion, Spot Market Energy, Capacity Credit Market, and Reconciliation), ComEd shall pay such charges and receive such credits. ExGen’s invoice to ComEd shall include adjustments to reflect ComEd’s payment or receipt of such charges and credits.

     (ii) During the Concluding Term, ComEd shall be responsible for amounts invoiced from PJM directly to ComEd. In the event ComEd’s invoice from PJM includes charges or credits for services or products that are related to ComEd’s Capacity and Electric Energy consumption from or supply to PJM (e.g., Congestion, Spot Market Energy, Capacity Credit Market, and Reconciliation), ComEd shall pay such charges and receive such credits. ExGen’s invoice to ComEd shall include adjustments to reflect ComEd’s payment and receipt of such charges or credits.

     (f) Decommissioning Costs. The prices set forth in this Section 8 do not include any recovery of Illinois jurisdictional decommissioning costs.

9. Limitation of Liability

     In no event or under any circumstances shall either Party (including such Party’s affiliates and such Party’s and such affiliates’ respective directors, officers, employees and agents) be liable to the other Party (including such Party’s affiliates and such Party’s and such affiliate’s respective directors, officers, employees and agents) for any special, incidental, exemplary, indirect, punitive or consequential damages or damages in the nature of lost profits, whether such loss is based on contract, warranty or tort (including intentional acts, errors or omissions, negligence, indemnity, strict liability or otherwise). A Party’s liability under this Agreement shall be limited to direct, actual damages, and all other damages at law or in equity are waived.

10. Assignment

     Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party shall have the right to assign its rights and obligations hereunder without the consent of the other Party to any affiliate of such Party.

11. Default; Termination and Remedies.

     (a) ExGen’s Default. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of ComEd in breach of this Agreement, shall constitute an event of default by ExGen (“ExGen Event of Default”):

     (i) ExGen fails to pay any sum due from it hereunder on the due date thereof and such failure is not remedied within 10 Business Days after receipt of written notice thereof from ComEd;

     (ii) ExGen’s Bankruptcy; or

     (iii) ExGen fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed which failure materially and adversely affects ComEd, and if reasonably capable of remedy, is not remedied within 60 days after ComEd has given written notice to ExGen of such failure and requiring its remedy; provided, however, that if such remedy cannot reasonably be cured within such period of 60 days, such failure shall not constitute a ExGen Event of Default if ExGen has promptly commenced and is diligently proceeding to cure such default.

     (b) ComEd’s Default. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of ExGen in breach of this Agreement, shall constitute an event of default by ComEd (“ComEd Event of Default”):

     (i) ComEd fails to pay any amount due from it pursuant to Section 9 hereof on the due date thereof and such failure is not remedied within 10 Business Days after receipt of written notice thereof from ExGen;

     (ii) ComEd’s Bankruptcy; or

(iii)	ComEd fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed which failure materially and adversely affects ExGen, and if reasonably capable of remedy, is not remedied within 60 days after ExGen has given written notice to ComEd of such failure and requiring its remedy; provided, however, that if such remedy cannot reasonably be cured within such period of 60 days, such failure shall not constitute a ComEd Event of Default if ComEd has promptly commenced and is diligently proceeding to cure such default.

     (c) Remedies and Remedies Cumulative. Upon the occurrence and during the continuation of a ExGen Event of Default, ComEd may at its discretion (i) terminate this Agreement upon 30 days prior written notice to ExGen and (ii) exercise any other rights and remedies available to it at law or in equity. Upon the occurrence and during the continuation of a ComEd Event of Default, ExGen may seek money damages from ComEd but may not terminate this Agreement

12. Representations and Warranties

     (a) Representations and Warranties of ExGen. ExGen hereby makes the following representations and warranties to ComEd:

     (i) ExGen is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

     (ii) The execution, delivery and performance by ExGen of this Agreement have been duly authorized by all necessary corporate action.

     (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which ExGen is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

     (iv) This Agreement constitutes the legal, valid and binding obligation of ExGen enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (v) There is no pending, or to the knowledge of ExGen, threatened action or proceeding affecting ExGen before any Governmental Authority, which purports to affect the legality, validity or enforceability of this Agreement.

     (vi) ExGen has all necessary approvals from Governmental Authorities for it to perform its obligations under this Agreement.

     (b) Representations and Warranties of ComEd. ComEd hereby makes the following representations and warranties to ExGen:

     (i) ComEd is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

     (ii) The execution, delivery and performance by ComEd of this Agreement have been duly authorized by all necessary corporate action.

     (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or its articles of incorporation or bylaws, or any deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which ComEd is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

     (iv) This Agreement constitutes the legal, valid and binding obligation of ComEd enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (v) There is no pending, or to the knowledge of ComEd, threatened action or proceeding affecting ComEd before any Governmental Authority, which purports to affect the legality, validity or enforceability of this Agreement.

     (vi) ComEd has all necessary approvals from Governmental Authorities for it to perform its obligations under this Agreement.

13. Indemnification

     Each Party shall indemnify and hold harmless the other Party, and its officers, directors, agents and employees, from and against any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to each other’s property or facilities or personal injury, death or property damage to third parties caused by the negligence or willful misconduct of the indemnifying Party that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the negligence or willful misconduct of, or breach of this Agreement by, the Party seeking indemnification hereunder. Title, and all risk relating to, all Electric Energy purchased by ComEd under this Agreement shall pass to ComEd at the applicable Delivery Point. ComEd shall indemnify ExGen for liability from Electric Energy once sold and delivered as set forth in Section 6(a); and ExGen shall indemnify ComEd for liability from Electric Energy prior to its delivery.

14. Notices

     Unless otherwise provided in this Agreement, any notice, consent or other communication required to be made under this Agreement shall be in writing and shall be sent by facsimile transmission, delivered or sent to the address set forth below or such other address as the receiving Party may from time to time designate by written notice:

     If to ComEd, to:

Commonwealth Edison Company
One Financial Place
440 S. LaSalle Street
Suite 3300
Chicago, Illinois 60605
Attention: President
Facsimile No.: (312) 394-5219
Confirmation No.: (312) 394-3735

     with a copy to:

Commonwealth Edison Company
One Financial Place
440 South LaSalle Street
Suite 3300
Chicago, Illinois 60605
Attention: Vice President, Energy Acquisition
Facsimile: (312) 394-5219
Confirmation: (312) 394-3735

     If to ExGen, to:

Exelon Generation Company, LLC
4300 Winfield Road
Warrenville, Illinois 60555
Attention: Chief Executive Officer and President
Facsimile: (630) 657-4321
Confirmation: (630) 657-3750

     with a copy to:

Exelon Generation Company, LLC
300 Exelon Way
Kennett Square, PA 19348
Attention: President, Exelon Power Team
Facsimile: (610) 765-6633
Confirmation: (610) 765-6600

All notices shall be effective when received.

15. Disagreements

     (a) Administrative Committee Procedure. Except to the extent otherwise provided in Section 7(b), if any disagreement arises on matters concerning this Agreement, the disagreement shall be referred to one representative of each Party, who shall attempt to timely resolve the disagreement. If such representatives can resolve the disagreement, such resolution shall be reported in writing to and shall be binding upon the Parties. If such representatives cannot resolve the disagreement within a reasonable time, or a Party fails to appoint a representative within 10 days of written notice of the existence of a disagreement, then the matter shall proceed to arbitration as provided in Section 15(b).

     (b) Arbitration. If pursuant to Section 15(a), the Parties are unable to resolve a disagreement arising on a matter pertaining to this Agreement, such disagreement shall be settled by arbitration in Chicago, Illinois. The arbitration shall be governed by the United States Arbitration Act (9 U.S.C. §1 et seq.), and any award issued pursuant to such arbitration may be enforced in any court of competent jurisdiction. This agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction. Notice of demand for arbitration must be filed in writing with the other Party to this Agreement. Arbitration shall be conducted as follows:

     (i) Either Party may give the other Party written notice in sufficient detail of the disagreement and the specific provision of this Agreement under which the disagreement arose. The demand for arbitration must be made within a reasonable time after the disagreement has arisen. In no event may the demand for arbitration be made if the institution of legal or equitable proceedings based on such disagreement is barred by the applicable statute of limitations. Any arbitration related to this Agreement may be consolidated with any other arbitration proceedings related to this Agreement.

     (ii) The Parties shall attempt to agree on a person with special knowledge and expertise with respect to the matter at issue to serve as arbitrator. If the Parties cannot agree on an arbitrator within ten days, each shall then appoint one person to serve as an arbitrator and the two thus appointed shall select a third arbitrator with such special knowledge and expertise to serve as Chairman of the panel of arbitrators; and such three arbitrators shall determine all matters by majority vote; provided, however, if the two arbitrators appointed by the Parties are unable to agree upon the appointment of the third arbitrator within five days after their appointment, both shall give written notice of such failure to agree to the Parties, and, if the Parties fail to agree upon the selection of such third arbitrator within five days thereafter, then either of the Parties upon written notice to the other may require appointment from, and pursuant to the rules of, the Chicago office of the American Arbitration Association for commercial arbitration. Prior to appointment, each arbitrator shall agree to conduct such arbitration in accordance with the terms of this Agreement.

     (iii) The Parties shall have sixty days from the appointment of the arbitrator(s) to perform discovery and present evidence and argument to the arbitrator(s). During that period, the arbitrator(s) shall be available to receive and consider all such evidence as is relevant and, within reasonable limits due to the restricted time period, to hear as much argument as is feasible, giving a fair allocation of time to each Party to the arbitration. The arbitrator(s) shall use all reasonable means to expedite discovery and to sanction noncompliance with reasonable discovery requests or any discovery order. The arbitrator(s) shall not consider any evidence or argument not presented during such period and shall not extend such period except by the written consent of both Parties. At the conclusion of such period, the arbitrator(s) shall have forty-five calendar days to reach a determination. To the extent not in conflict with the procedures set forth herein, which shall govern, such arbitration shall be held in accordance with the prevailing rules of the Chicago office of the American Arbitration Association for commercial arbitration.

     (iv) The arbitrator(s) shall have the right only to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, but may not change any term or condition of this Agreement, deprive either Party of any right or remedy expressly provided hereunder, or provide any right or remedy that has been expressly excluded hereunder.

     (v) The arbitrator(s) shall give a written decision to the Parties stating their findings of fact and conclusions of law, and shall furnish to each Party a copy thereof signed by him (them) within five calendar days from the date of their determination. The arbitrator’s(s’) decision shall be final and binding upon the Parties.

     (vi) Each Party shall pay the cost of the arbitrator(s) with respect to those issues as to which they do not prevail, as determined by the arbitrator(s).

     (c) Obligations to Pay Charges and Perform. If a disagreement should arise on any matter which is not resolved as provided in Section 15(a), then, pending the resolution of the disagreement by arbitration as provided in Section 15(b), ExGen shall continue to provide Electric Energy in a manner consistent with the applicable provisions of this Agreement and ComEd shall continue to pay all charges and perform all other obligations required in accordance with the applicable provisions of this Agreement.

     (d) Preliminary Injunctive Relief. Nothing in this Section 16 shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this Section 16.

     (e) Settlement Discussions. The Parties agree that no statements of position or offers of settlement made in the course of the dispute process described in this Section 16 will be offered into evidence for any purpose in any litigation or arbitration between the Parties, nor will any such statements or offers of settlement be used in any manner against either Party in any such litigation or arbitration. Further, no such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation or arbitration. At the request of either Party, any such statements and offers of settlement, and all copies thereof, shall be promptly returned to the Party providing the same.

16. Governing Law

     Except as provided in Section 15, this Agreement shall be construed in accordance with, and governed by, the laws of the state of Illinois without regard to its conflicts of laws provisions.

17. No Third Party Beneficiaries

     This Agreement is intended to be solely for the benefit of the Parties and their successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto. The Parties’ successors and permitted transferees shall be bound by the provisions of this Agreement.

18. Partial Invalidity

     Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. In the event that such a construction would be unreasonable or would deprive a Party of a material benefit under this Agreement, the Parties shall seek to amend this Agreement to remove the invalid provision and otherwise provide the benefit unless prohibited by any Requirement of Law.

19. Waivers

     The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. A waiver under this Agreement must be in writing and state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

20. WAIVER OF JURY TRIAL.

     The Parties hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Parties. This provision is a material inducement for each of the Parties to enter into this Agreement.

21. Amendments

     The Parties recognize the difficulty of anticipating and documenting all circumstances or events which may be inconsistent with certain assumptions on which this Agreement is based or which may affect the ability of either or both of the Parties to accomplish the purposes of this Agreement. Upon the occurrence of any such circumstance or event, including but not limited to changes in technology that suggest or require for reasons of cost, reliability or prudence, or a Change of Law that requires, changes to or supplementation of the provisions of this Agreement, representatives of the Parties shall meet to discuss possible amendments to this Agreement and, if necessary to carry out the purposes and intent to this Agreement in light of such circumstance or event, the Parties shall amend, modify or supplement this Agreement. Such amendments, modifications or supplements shall be in writing and signed by an authorized representative of each Party.

22. Entire Agreement and Amendments

     This Agreement supersedes all previous representations, understandings, negotiations and agreements either written or oral between the Parties or their representatives with respect to the supply and delivery of Electric Energy and constitutes the entire agreement of the Parties with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth at the beginning of this Agreement.

COMMONWEALTH EDISON COMPANY

By:

Name: Arlene A. Juracek
Title: Vice President

EXELON GENERATION COMPANY, LLC

By:

Name: Ian McLean
Title: Senior Vice President

APPENDIX A

Prices from Effective Date through December 31, 2004

Electric Energy Prices ($/MWH)

		Off-Peak	Partial Peak
	Peak Prices	Prices	Prices
Month	(5x16)	(7x8)	(2x16)
January	$40.00	$17.00	$17.00
February	$35.50	$17.00	$17.00
March	$35.50	$17.00	$17.00
April	$35.50	$17.00	$17.00
May	$35.50	$17.00	$17.00
June	$43.50	$17.00	$17.00
July	$68.00	$17.00	$17.00
August	$68.00	$17.00	$17.00
September	$43.50	$17.00	$17.00
October	$35.50	$17.00	$17.00
November	$35.50	$17.00	$17.00
December	$40.00	$17.00	$17.00

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APPENDIX B

Preliminary Prices from January 1, 2005 through December 31, 2005

Electric Energy Prices ($/MWH)

		Off-Peak	Partial Peak
	Peak Prices	Prices	Prices
Month	(5x16)	(7x8)	(2x16)
January	$45.15	$23.19	$30.79
February	$44.39	$25.81	$26.66
March	$41.75	$31.45	$37.69
April	$43.77	$22.93	$29.76
May	$47.23	$21.91	$26.41
June	$48.02	$20.85	$32.93
July	$50.67	$24.00	$38.79
August	$49.37	$20.76	$39.27
September	$37.28	$17.87	$30.41
October	$36.80	$20.68	$25.05
November	$38.35	$21.87	$24.86
December	$38.19	$20.77	$27.83

These prices are subject to further adjustment to ensure consistancy between these prices and the MVEC energy prices, and for the addition of capacity charges as may be required.

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APPENDIX C

Preliminary Prices from January 1, 2006 through December 31, 2006

Electric Energy Prices ($/MWH)

		Off-Peak	Partial Peak
	Peak Prices	Prices	Prices
Month	(5x16)	(7x8)	(2x16)
January	$42.82	$23.40	$31.07
February	$42.09	$26.04	$26.89
March	$37.08	$31.74	$38.04
April	$38.86	$23.13	$30.03
May	$41.88	$22.10	$26.64
June	$42.58	$21.02	$33.23
July	$50.47	$24.21	$39.15
August	$49.18	$20.94	$39.64
September	$33.17	$18.02	$30.69
October	$32.73	$20.85	$25.26
November	$34.11	$22.06	$25.08
December	$33.97	$20.94	$28.08

These prices are subject to further adjustment to ensure consistancy between these prices and the MVEC energy prices, and for the addition of capacity charges as may be required.

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